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                     June 7, 2021

       Donald Benziger
       Executive Vice President and Chief Financial Officer
       Richmond Mutual Bancorporation, Inc.
       31 North 9th Street
       Richmond, Indiana 47374

                                                        Re: Richmond Mutual
Bancorporation, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed March 31,
2021
                                                            File No. 001-38956

       Dear Mr. Benziger:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance